SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

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Superclick, Inc.

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Definitive Additional Materials dated December 28, 2011

Superclick Special Meeting of Stockholders – January 18th
Please Vote Your Shares Today!

December 28, 2011

Dear Superclick Stockholder:

We recently mailed to you proxy material for the special meeting of stockholders detailing the proposed merger with AT&T Corp.   Your vote is extremely important.   According to your broker’s records your shares have not been voted.   We encourage you to vote your shares promptly so that we can avoid additional costs.

With the January 18th Special Meeting now only a short time away, please act today to be sure your shares are voted.  You can vote by telephone, Internet or mail.  For your convenience, a duplicate voting instruction form and pre-paid return envelope are enclosed, along with telephone and Internet voting instructions.

Stockholders are encouraged to read Superclick’s definitive proxy material in its entirety as it provides, among other things, a detailed discussion of the process that led to the proposed merger and the reasons behind the Superclick board of directors’ recommendation that stockholders vote FOR all proposals. Superclick’s definitive proxy materials can be accessed online on Superclick’s web site at http://www.superclick.com/proxy

Time is Short! Vote Your Shares!

Because the proposed merger requires the affirmative vote of the holders of a majority of Superclick’s outstanding shares of common stock entitled to vote, a failure to vote has the same effect as a vote against the merger.  Your vote is needed and valued, regardless of the number of shares you own.  In the event that two proxies are received from you, the one bearing the latest date will be counted, as it automatically revokes all prior proxies.

Thank you for voting.

/s/Todd Pitcher
Chairman of Superclick, Inc.

If you have questions or need assistance voting your shares, you should contact our proxy solicitor, Morrow & Co., LLC at 800.607.0088.